Exhibit 99.1

Atlantic Power Corporation Releases First Quarter 2017 Results

Recent Developments

•                  In April, achieved repricing of term loan and revolver, reducing spread by 75 basis points and saving $2.4 million in 2017 and $17 million over life of facilities, net of transaction costs

•                  Also in April, reached a settlement with Ontario Electricity Financial Corporation (OEFC) for Cdn$36.1 million (US$26 million) of additional revenues related to Global Adjustment dispute

First Quarter 2017 Financial Highlights

•                  Global Adjustment payments of Cdn$10.7 million received in Q1 2017 were recorded as deferred revenues; benefited operating cash flow but not revenues, income or Project Adjusted EBITDA

-                    Will be included in revenue and Project Adjusted EBITDA in Q2 2017

•                  Net loss of $(2.7) million in Q1 2017 vs. $(14.9) million in Q1 2016

•                  Project income of $25.3 million in Q1 2017 vs. $28.7 million in Q1 2016

•                  Project Adjusted EBITDA of $63.8 million in Q1 2017 vs. $62.5 million in Q1 2016

•                  Cash provided by operating activities of $34.1 million in Q1 2017 vs. $29.4 million in Q1 2016

•                  Repaid $27.3 million of term loan and project debt during Q1 2017; for full year 2017, expect to repay a total of $150 million or more

•                  Ended the quarter with liquidity of $214 million, including $66 million of cash at the parent

Guidance

•                  Increased 2017 Project Adjusted EBITDA guidance to include OEFC settlement (see page 5)

DEDHAM, MASSACHUSETTS — May 4, 2017 — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today reported its financial results for the three months ended March 31, 2017.  Net loss attributable to Atlantic Power Corporation of $(2.7) million improved from a loss of $(14.9) million in the 2016 period; higher depreciation expense at two plants in 2017 was more than offset by a reduction in foreign exchange loss compared to a year ago.  Project Adjusted EBITDA increased to $63.8 million from $62.5 million in the year-ago period, reflecting higher margins at three Ontario plants (as discussed on page 2) and settlement of favorable fuel swaps at Orlando, partially offset by higher fuel prices, a lower PJM capacity price and other factors at Morris; lower water flows at Mamquam, and lower waste heat and a contractual price adjustment at Calstock.  Net loss and Project Adjusted EBITDA did not include the benefit of the payments received in the first quarter of 2017 under the OEFC settlement, as the settlement was not finalized until April.  Cash provided by operating activities increased to $34.1 million from $29.4 million in the 2016 period; the 2017 amount included the approximately US$8 million of cash received under the OEFC settlement in the first quarter.

“We have continued to make progress in the two months since we reported our previous quarterly results, by repricing our $615 million term loan and revolving credit facility and reaching a settlement with the OEFC regarding the Global Adjustment dispute,” said James J. Moore, Jr., President and CEO of Atlantic Power.  “The repricing is expected to save $2.4 million in interest costs this year and $17 million over the remaining lives of the facilities, net of transaction costs.  The $26 million of Global Adjustment payments will materially increase our cash at the parent of approximately $66 million.”

“During the first quarter, we repaid $27 million of term loan and project debt, and ended the quarter with a leverage ratio of 5.4 times.  Our plan to repay $150 million or more of debt this year puts us on a path to achieve a leverage ratio by year-end of less than 4 times,” Mr. Moore continued. “Our financial results for the first quarter put us on track with our guidance for the year, which we have revised to include the Global Adjustment payments under the OEFC settlement.”

Atlantic Power Corporation

Table 1 — Summary of Financial Results

(in millions of U.S. dollars, except as otherwise stated)

Unaudited

	Three months ended March 31,
	2017	2016
Financial Highlights
Project revenue	$98.4	$106.4
Project income	25.3	28.7
Net loss attributable to Atlantic Power Corporation	(2.7)	(14.9)
Cash provided by operating activities	34.1	29.4
Project Adjusted EBITDA	63.8	62.5

All amounts are in U.S. dollars and are approximate unless otherwise indicated.  Project Adjusted EBITDA is not a recognized measure under generally accepted accounting principles in the United States (“GAAP”) and does not have a standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to similar measures presented by other companies.  Please refer to “Non-GAAP Disclosures” on page 11 of this news release for an explanation and a reconciliation of “Project Adjusted EBITDA” as used in this news release to project income (loss), the most directly comparable measure on a GAAP basis, and Net loss.

Financial Results

Enhanced Dispatch Contracts

In the first quarter of 2017, the most significant positive driver of results was the impact of changes to the operational and contractual status of the Kapuskasing, North Bay and Nipigon plants in Ontario and the expiration of an above-market gas supply contract for Kapuskasing and North Bay.  As previously reported, these plants are now under enhanced dispatch contracts through December 2017 for Kapuskasing and North Bay and through October 2018 for Nipigon.  The contracts provide a fixed monthly payment but do not require the plants to generate power, so they were put in a non-operational state earlier this year, which has resulted in operating and fuel cost savings.  Although revenues from the three plants were $5.9 million lower in the first quarter of 2017 than in the comparable year-ago period, fuel expenses were also lower.  Kapuskasing and North Bay had an $11.0 million reduction in fuel expense compared to the first quarter a year ago, when they were purchasing gas under an above-market contract that expired at year-end 2016.

The Company has accelerated depreciation at Kapuskasing and North Bay through year-end 2017, when it will have fully depreciated both plants consistent with the expiration date of the enhanced dispatch contracts.  The increased depreciation associated with these plants in the first quarter of 2017 was $4.1 million.

OEFC Settlement

On April 27, 2017, the Company reached a settlement with the OEFC regarding the interpretation of the price escalator provision (the “Global Adjustment”) for power sold to the OEFC under the Power Purchase Agreements (PPAs) for the Kapuskasing, North Bay and Tunis plants.  Under the settlement, the OEFC agreed to pay the Company a total of Cdn$36.1 million.  The Company received Cdn$10.7 million of this amount in the first quarter of 2017, consisting of Cdn$8.4 million for power sold by Kapuskasing and North Bay in 2016 and Cdn$2.3 million for Kapuskasing and North Bay under the enhanced dispatch contracts for the first quarter of 2017.  In early May 2017, the Company received another Cdn$20.3 million, representing amounts for power sold by the three plants in April 2013 through year-end 2015.  The remaining Cdn$5.1 million will be recorded as earned over the balance of 2017.

The Cdn$10.7 million received in the first quarter of 2017 was recorded as deferred revenue and is included as a current liability on the Company’s balance sheet as of March 31, 2017.  Because it was deferred, it did not benefit net income or Project Adjusted EBITDA for the quarter.  However, it is included in Cash provided by operating activities.  The Company expects to reverse the deferral and include all amounts collected under the settlement for this contingent gain in revenues in the second quarter of 2017.

Three Months Ended March 31, 2017

Net loss attributable to Atlantic Power Corporation for the first quarter of 2017 was $(2.7) million as compared to $(14.9) million in the first quarter of 2016.  Lower revenues of $8.0 million (primarily related to the enhanced dispatch contracts) and increased depreciation of $4.7 million were partially offset by a $10.0 million reduction in fuel expense.  Foreign exchange loss (mostly unrealized) decreased to $2.5 million in the first quarter of 2017 from $19.8 million in the first quarter of 2016.

Project income for the first quarter of 2017 was $25.3 million, a reduction of $3.4 million from $28.7 million in the year-ago period.  The reduction was primarily attributable to accelerated depreciation expense and a slight reduction in the equity in earnings of unconsolidated affiliates.

Project Adjusted EBITDA for the first quarter of 2017 was $63.8 million, an increase of $1.3 million from $62.5 million in the year-ago period.  Primary drivers were Kapuskasing (+$3.7 million) and North Bay (+$3.1 million) due to the favorable impact on margins of the enhanced dispatch contracts and the expiration of an above-market gas contract, and Orlando due to settlement of favorable fuel swaps (+$2.1 million).  These positive variances were partially offset by Morris (-$4.6 million), due to higher fuel prices and lower fuel optimization, the non-recurrence of a return on a construction project in the year-ago period, and a lower PJM capacity price; Mamquam (-$1.8 million), due to lower water flows compared to a record year in 2016, and Calstock (-$1.4 million), due to lower waste heat and a contractual price adjustment in April 2016.  There was a modest non-cash translation benefit on EBITDA from the appreciation of the Canadian dollar relative to the year-ago period.

Cash provided by operating activities of $34.1 million increased $4.7 million from the $29.4 million a year ago.  The 2017 period included approximately $8 million of cash (recorded as deferred revenues) collected under the OEFC settlement.  In addition, Kapuskasing, North Bay and Nipigon experienced a $6.6 million increase in gross margin because of the revised contractual, operating and fuel supply arrangements as previously discussed.  These positive factors were partially offset by a $4.6 million reduction at Morris, because of factors previously discussed; a $2.9 million increase in cash interest payments due to a higher balance and a higher spread on the term loan (issued in April 2016) as compared to the first quarter of 2016, and a $1.8 million decrease at Mamquam due to lower water flows.

Significant uses of cash provided by operating activities during the first quarter of 2017 included $25.0 million of term loan amortization, $2.3 million of project debt amortization and $2.1 million of preferred dividend payments.  These figures were comparable to the year-ago period, when the Company also used $16.3 million of cash to make discretionary purchases of its convertible debentures.

Liquidity and Balance Sheet

Liquidity

As shown in Table 2, the Company’s liquidity at March 31, 2017 was $214.0 million, an increase of approximately $10 million from the December 31, 2016 level.  The increase was attributable to a $5.9 million increase in unrestricted cash and a $4.0 million increase in borrowing capacity resulting from a reduction in letters of credit outstanding.  The unrestricted cash of $91.5 million includes $65.6 million at the parent, of which the Company considers approximately $56 million to be discretionary cash available for general corporate purposes.

Atlantic Power Corporation

Table 2 — Liquidity (in millions of U.S. dollars)

Unaudited

	March 31, 2017	December 31, 2016
Revolver capacity	$200.0	$200.0
Letters of credit outstanding	(77.5)	(81.5)
Unused borrowing capacity	122.5	118.5
Unrestricted cash	91.5	85.6
Total Liquidity	$214.0	$204.1

Note:  Liquidity numbers presented do not include restricted cash of $10.0 million at March 31, 2017 and $13.3 million at December 31, 2016.

Balance Sheet

Debt Repayment

During the first quarter of 2017, the Company repaid $25.0 million of the APLP Holdings term loan and amortized $2.3 million of project-level debt.  There were no redemptions or repurchases of convertible debentures during the quarter.   At March 31, 2017, the Company’s consolidated debt was $971 million, excluding unamortized discounts and deferred financing costs.  The Company’s consolidated leverage ratio (consolidated gross debt to trailing 12-month consolidated Adjusted EBITDA) was 5.4 times at March 31, 2017.

The Company expects to repay approximately $150 million or more of debt in 2017, including $100 million of its APLP Holdings term loan and $11.8 million of project-level debt.  In addition, the Company plans to allocate $40 million or more of its discretionary cash to additional debt reduction (which could include convertible debentures, further repayment of term loan and repayment of Piedmont project debt).

Debt Maturity Profile

The Company has no bullet maturities in 2017.  In 2018, the Company has a project debt maturity at Piedmont totaling $54 million at the maturity date in August 2018.  The remaining $42.5 million of Series C convertible debentures mature in June 2019 and are callable at par in June 2017.  The $60.9 million (U.S. dollar equivalent) of Series D convertible debentures mature in December 2019 and are callable at par in December 2017.  The Company’s revolving credit facility has a 2021 maturity and the APLP Holdings term loan has a 2023 maturity (though is expected to be more than 80% repaid by the maturity date).

Repricing of Term Loan and Revolver

On April 17, 2017, the Company executed a repricing of the APLP Holdings term loan and revolving credit facility.  The interest rate margin on the term loan and revolver were reduced by 75 basis points to LIBOR plus 425 basis points.  The LIBOR floor remains at 1.00%.  The mandatory 1% annual amortization and cash sweep provisions of the loan were unchanged.  As a result of the repricing, the Company expects to realize interest cost savings for the remainder of 2017 of $2.4 million, net of transaction fees that will be recorded in the second quarter.  Cumulative savings through the maturity dates of the term loan and revolver are estimated to be approximately $17 million, net of transaction fees.  The Company is permitted to prepay the term loan in the first six months following the transaction at a 1% premium.  Following the six-month period, prepayment is permitted at par.

Normal Course Issuer Bid (NCIB) Update

The Company put in place a new normal course issuer bid (“NCIB”) on December 29, 2016.  Details of this program can be found in the Company’s December 20, 2016 press release.  The Company has repurchased less than $100,000 of convertible debentures and no common shares under this NCIB.    As reported in the Company’s fourth quarter and year-end 2016 financial results press release, the Company repurchased $18.8 million principal amount of convertible debentures and slightly less than 8.1 million common shares under the previous NCIB that expired on December 28, 2016.

Other Financial Updates

PPA Expirations and Negotiations

The Company has PPAs or other contractual arrangements scheduled to expire for nine of its projects in the next five years.  Together these represent 25% of the Company’s capacity and 30% of 2016 Project Adjusted EBITDA.  The Company continues to work toward extensions of existing PPAs or new agreements or arrangements for certain of the Ontario, San Diego, Williams Lake and other projects for which the PPAs expire during this period.

Optimization Investments

The Company made approximately $3.4 million of optimization-related investments in its projects in 2016, with the majority of those for upgrades to a boiler and two combustion turbines at Morris and a spillway upgrade project at Curtis Palmer, all of which were completed in 2016.  The Company expects to complete the upgrade of the third combustion turbine at Morris during an outage in the spring of this year.  Although the Company will continue to evaluate the potential for additional such investments, they are expected to be relatively modest.  The Company has begun an evaluation of its operations and maintenance costs and expects that to be a major focus in 2017.

The Company realized a cash flow benefit of approximately $8 million in 2016 from optimization investments made in 2013 through 2016 totaling approximately $25 million.  The Company expects to realize a cash flow benefit of approximately $12 million in 2017 from these investments and those made in 2017, assuming average water conditions.

Maintenance and Capex

For 2017, including its share of equity-owned projects, the Company expects to incur maintenance expenses of approximately $45 million (in line with the 2016 level), which includes an estimate of the cost to prepare Tunis for a return to service in 2018 under the new PPA.  Approximately $5.3 million was incurred in the first quarter of 2017.  The Company’s estimate of capital expenditures for 2017 is between $5 and $6 million (slightly lower than the 2016 level), which includes the upgrade of the third and final combustion turbine at Morris and several smaller projects.  Approximately $1.4 million was incurred in the first quarter of 2017.

Revised 2017 Guidance

The Company has not provided guidance for Project income or Net income because of the difficulty of making accurate forecasts and projections without unreasonable efforts with respect to certain highly variable components of these comparable GAAP metrics, including changes in the fair value of derivative instruments and foreign exchange gains or losses.  These factors, which generally do not affect cash flow, are not included in Project Adjusted EBITDA.

The Company has increased its guidance for 2017 Project Adjusted EBITDA to a range of $250 to $265 million from a range of $225 to $240 million to include the Global Adjustment revenues expected under the OEFC settlement, estimated to be approximately US$26 million in 2017.

Table 3 provides a bridge of the Company’s 2017 Project Adjusted EBITDA guidance to Cash provided by operating activities.  For purposes of providing this bridge to a cash flow measure, the impact of changes in working capital is assumed to be nil.

Atlantic Power Corporation

Table 3 — Bridge of 2017 Project Adjusted EBITDA Guidance to Cash Provided by Operating Activities

(in millions of U.S. dollars)

Unaudited

	Current (5/4/17)	Previous (3/2/17)
2017 Project Adjusted EBITDA Guidance	$250 - $265	$225 - $240
Adjustment for equity method projects(1)	(1)	(1)
Corporate G&A expense	(22)	(22)
Cash interest payments	(67)	(67)
Cash taxes	(4)	(4)
Other	—	—
Cash provided by operating activities	$155 - $170	$130 - $145

Note:  For the purpose of providing a bridge of Project Adjusted EBITDA guidance to a cash flow measure, the impact of changes in working capital on Cash provided by operating activities is assumed to be nil.

(1) For equity method projects, represents difference between Project Adjusted EBITDA and cash distribution from equity method projects.

Supplementary Information Regarding Non-GAAP Disclosures

A discussion of non-GAAP disclosures and schedules reconciling Project Adjusted EBITDA, a non-GAAP measure, to the comparable GAAP measure, can be found on page 11 of this release.

Investor Conference Call and Webcast

Atlantic Power’s management team will host a telephone conference call on Friday, May 5, 2017 at 8:30 AM ET.  Management’s prepared remarks and an accompanying presentation will be available on the Conference Calls page of the Company’s website prior to the call.

Conference Call / Webcast Information:

Date:  Friday, May 5, 2017

Start Time:  8:30 AM ET

Phone Number:  U.S. (Toll Free) 1-855-239-3193; Canada (Toll Free) 1-855-669-9657; International (Toll) 1-412-542-4129.

Conference Access:  Please request access to the Atlantic Power conference call.

Webcast:  The call will be broadcast over Atlantic Power’s website at www.atlanticpower.com.

Replay/Archive Information:

Replay:  Access conference call number 10104126 at the following telephone numbers:  U.S. (Toll Free) 1-877-344-7529; Canada (Toll Free) 1-855-669-9658; International (Toll) 1-412-317-0088.  The replay will be available one hour after the end of the conference call through June 5, 2017 at 11:59 PM ET.

Webcast archive:  The conference call will be archived on Atlantic Power’s website at www.atlanticpower.com for a period of 12 months.

About Atlantic Power

Atlantic Power owns and operates a diverse fleet of twenty-three power generation assets across nine states in the United States and two provinces in Canada.  The Company’s power generation projects sell electricity to utilities and other large commercial customers largely under long-term PPAs, which seek to minimize exposure to changes in commodity prices.  The aggregate gross electric generation capacity of this portfolio is approximately 2,138 megawatts (MW), and the Company’s aggregate net ownership interest is approximately 1,500 MW.  Nineteen of the projects are currently operational, totaling 1,975 MW on a gross capacity basis and 1,337 MW on a net ownership basis.  The remaining four projects, all in Ontario, are not operational, three due to revised contractual arrangements with the offtaker and the other, Tunis, has a forward-starting 15-year contractual agreement that will commence between November 2017 and June 2019.

Atlantic Power’s shares trade on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of the Company’s financial data and other publicly filed documents are available on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

************************************************************************************************************

Cautionary Note Regarding Forward-Looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and under Canadian securities law (collectively, “forward-looking statements”).

Certain statements in this news release may constitute “forward-looking statements”, which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects.  These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters.  Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•                  the Company’s estimation that the repricing of its term loan and revolver will yield approximately $2.4 million of interest cost savings in 2017 and $17 million over the remaining lives of the facilities, net of transaction fees;

•                  the Company’s expectation that it will receive another Cdn$5.1 million of Global Adjustment revenues under the OEFC settlement over the remainder of 2017;

•                  the Company’s expectation that it will repay $150 million or more of debt in 2017, including $100 million of its term loan and $11.8 million of project-level debt;

•                  the Company’s estimate of discretionary cash ($56 million) and its plans to allocate approximately $40 million or more to discretionary debt repayment in 2017;

•                  the Company’s expectation that it will repay more than 80% of its term loan by the maturity date in 2023;

•                  the Company’s expectation that it will realize a cash flow benefit of approximately $12 million in 2017 from discretionary investments made in 2013 through 2016 totaling approximately $25 million;

•                  the Company’s expectation that it will complete the upgrade of the third combustion turbine at Morris during an outage in the spring of this year;

•                  the Company’s expectation that evaluation of its operations and maintenance costs will be a major focus in 2017;

•                  the Company’s expectation that in 2017, including its share of equity-owned projects, capital expenditures will total approximately $5 to $6 million and maintenance expense will total approximately $45 million;

•                  the Company’s estimation that 2017 Project Adjusted EBITDA will be in the range of $250 to $265 million;

•                  the Company’s estimation that 2017 cash flows provided by operating activities will be in the range of $155 to $170 million, assuming for this purpose that working capital changes are nil; and

•                  the results of operations and performance of the Company’s projects, business prospects, opportunities and future growth of the Company will be as described herein.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.  Please refer to the factors discussed under “Risk Factors” and “Forward-Looking Information” in the Company’s periodic reports as filed with the Securities and Exchange Commission from time to time for a detailed discussion of the risks and uncertainties affecting the Company, including, without limitation, the outcome or impact of the Company’s business strategy to increase the intrinsic value of the Company on a per-share basis through disciplined management of its balance sheet and cost structure and investment of its discretionary cash in a combination of organic and external growth projects, acquisitions, and repurchases of debt and equity securities; the Company’s ability to enter into new PPAs on favorable terms or at all after the expiration of existing agreements, and the outcome or impact on the Company’s business of any such actions.  Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material.  These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.  The Company’s ability to achieve its longer-term goals, including those described in this news release, is based on significant assumptions relating to and including, among other things, the general conditions of the markets in which it operates, revenues, internal and external growth opportunities, its ability to sell assets at favorable prices or at all and general financial market and interest rate conditions.  The Company’s actual results may differ, possibly materially and adversely, from these goals.

Atlantic Power Corporation

Table 4 — Consolidated Balance Sheet (in millions of U.S. dollars)

Unaudited

	March 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$91.5	$85.6
Restricted cash	10.0	13.3
Accounts receivable	37.1	37.3
Current portion of derivative instruments asset	3.7	4.0
Inventory	16.2	16.0
Prepayments	9.8	5.9
Other current assets	2.6	2.8
Total current assets	170.9	164.9

Property, plant and equipment, net	717.0	733.2
Equity investments in unconsolidated affiliates	272.2	266.8
Power purchase agreements and intangible assets, net	236.6	246.2
Goodwill	36.0	36.0
Derivative instruments asset	4.1	4.6
Other assets	4.7	5.1
Total assets	$1,441.5	$1,456.8

Liabilities
Current liabilities:
Accounts payable	$4.7	$4.5
Accrued interest	4.3	0.7
Other accrued liabilities	20.6	24.4
Current portion of long-term debt	109.4	111.9
Current portion of derivative instruments liability	6.0	7.6
Other current liabilities	9.7	1.8
Total current liabilities	154.7	150.9

Long-term debt (1)	728.3	749.2
Convertible debentures (2)	101.1	100.4
Derivative instruments liability	23.4	21.3
Deferred income taxes	67.3	68.3
Power purchase and fuel supply agreement liabilities, net	24.9	25.3
Other long-term liabilities	56.0	55.5
Total liabilities	$1,155.7	$1,170.9

Equity
Common shares, no par value, unlimited authorized shares; 115,229,497 and 114,649,888 issued and outstanding at March 31, 2017 and December 31, 2016, respectively	1,273.4	1,272.9
Accumulated other comprehensive loss	(146.4)	(148.5)
Retained deficit	(1,062.5)	(1,059.8)
Total Atlantic Power Corporation shareholders’ equity	64.5	64.6
Preferred shares issued by a subsidiary company	221.3	221.3
Total equity	285.8	285.9
Total liabilities and equity	$1,441.5	$1,456.8

(1) Net of unamortized discount and deferred financing costs

(2) Net of unamortized deferred financing costs

Atlantic Power Corporation

Table 5 — Consolidated Statements of Operations

(in millions of U.S. dollars, except per share amounts)

Unaudited

	Three months ended March 31,
	2017	2016
Project revenue:
Energy sales	$37.1	$52.5
Energy capacity revenue	19.5	31.9
Other	41.8	22.0
	98.4	106.4
Project expenses:
Fuel	28.9	38.9
Operations and maintenance	20.4	21.2
Depreciation and amortization	29.5	24.8
	78.8	84.9
Project other income (expense):
Change in fair value of derivative instruments	(1.2)	(1.2)
Equity in earnings of unconsolidated affiliates	9.0	10.7
Interest expense, net	(2.2)	(2.1)
Other income (expense), net	0.1	(0.2)
	5.7	7.2
Project income	25.3	28.7
Administrative and other expenses:
Administration	6.4	6.1
Interest expense, net	17.3	16.6
Foreign exchange loss	2.5	19.8
Other income, net	—	(2.5)
	26.2	40.0
Loss from operations before income taxes	(0.9)	(11.3)
Income tax (benefit) expense	(0.3)	1.6
Net loss	(0.6)	(12.9)
Net income attributable to preferred share dividends of a subsidiary company	2.1	2.0
Net loss attributable to Atlantic Power Corporation	$(2.7)	$(14.9)
Net loss per share attributable to Atlantic Power Corporation shareholders:
Basic	$(0.02)	$(0.12)
Diluted	(0.02)	(0.12)

Weighted average number of common shares outstanding:
Basic	114.8	121.9
Diluted	114.8	121.9

Atlantic Power Corporation

Table 6 — Consolidated Statements of Cash Flows (in millions of U.S. dollars)

Unaudited

	Three months ended March 31,
	2017	2016
Cash provided by operating activities:
Net loss	$(0.6)	$(12.9)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	29.5	24.8
Loss on sale of assets	—	0.2
Gain on purchase and cancellation of convertible debentures	—	(2.5)
Stock-based compensation expense	0.4	0.6
Equity in earnings from unconsolidated affiliates	(9.0)	(10.7)
Distributions from unconsolidated affiliates	3.7	4.3
Unrealized foreign exchange loss	2.5	20.1
Change in fair value of derivative instruments	1.2	1.2
Change in deferred income taxes	(1.2)	0.1
Change in other operating balances
Accounts receivable	0.2	(0.5)
Inventory	(0.1)	2.8
Prepayments and other assets	(0.5)	(10.4)
Accounts payable	(0.4)	1.4
Accruals and other liabilities	8.4	10.9
Cash provided by operating activities	34.1	29.4

Cash provided by investing activities:
Change in restricted cash	3.3	5.2
Reimbursement of costs for third-party construction project	—	4.7
Purchase of property, plant and equipment	(2.0)	(0.7)
Cash provided by investing activities	1.3	9.2

Cash used in financing activities:
Common share repurchases	—	(0.9)
Repayment of corporate and project-level debt	(27.4)	(27.5)
Repayment of convertible debentures	—	(16.3)
Dividends paid to preferred shareholders	(2.2)	(2.0)
Cash used in financing activities	(29.5)	(46.7)

Net increase (decrease) in cash and cash equivalents	5.9	(8.1)
Cash and cash equivalents at beginning of period	85.6	72.4
Cash and cash equivalents at end of period	$91.5	$64.3

Supplemental cash flow information
Interest paid	$13.1	$10.2
Income taxes paid, net	$0.9	$0.9
Accruals for construction in progress	$—	1.0

Non-GAAP Disclosures

Project Adjusted EBITDA is not a measure recognized under GAAP and does not have a standardized meaning prescribed by GAAP, and is therefore unlikely to be comparable to similar measures presented by other companies.  Investors are cautioned that the Company may calculate this non-GAAP measure in a manner that is different from other companies.  The most directly comparable GAAP measure is Project income (loss).  Project Adjusted EBITDA is defined as project income (loss) plus interest, taxes, depreciation, amortization (including non-cash impairment charges), and changes in the fair value of derivative instruments.  Management uses Project Adjusted EBITDA at the project level to provide comparative information about project performance and believes such information is helpful to investors.  A reconciliation of Project Adjusted EBITDA to Project income (loss) and to Net loss on a consolidated basis is provided in Table 7 below.

Cash Distributions from Projects is the amount of cash distributed by the projects to the Company out of available project cash flow after all project-level operating costs, interest payments, principal repayment, capital expenditures and working capital requirements.  A bridge of Project Adjusted EBITDA to Cash Distributions from Projects can be found in the first quarter 2017 presentation on the Company’s website.

Project income (loss) and Project Adjusted EBITDA by project also can be found in the first quarter 2017 presentation on the Company’s website.

Atlantic Power Corporation

Table 7 — Reconciliation of Net loss to Project Adjusted EBITDA

(in millions of U.S. dollars, except as otherwise stated)

Unaudited

	Three months ended March 31
	2017	2016
Net loss attributable to Atlantic Power Corporation	$(2.7)	$(14.9)
Net income attributable to preferred share dividends of a subsidiary company	2.1	2.0
Net loss from operations	$(0.6)	$(12.9)
Income tax (benefit) expense	(0.3)	1.6
Loss from operations before income taxes	(0.9)	(11.3)
Administration	6.4	6.1
Interest expense, net	17.3	16.6
Foreign exchange loss	2.5	19.8
Other income, net	—	(2.5)
Project income	$25.3	$28.7

Reconciliation to Project Adjusted EBITDA
Depreciation and amortization	$34.9	$29.9
Interest expense, net	2.4	2.5
Change in the fair value of derivative instruments	1.2	1.2
Other expense	—	0.2
Project Adjusted EBITDA	$63.8	$62.5